Exhibit 99.1

John K. Jenkins, MD Joins Provention Bio Board of Directors

-Former Director of the Office of New Drugs at the FDA’s Center for Drug Evaluation and Research, brings extensive regulatory expertise and experience to Provention-

OLDWICK, N.J., August 11, 2020 /PRNewswire/ — Provention Bio, Inc. (Nasdaq: PRVB), a biopharmaceutical company dedicated to intercepting and preventing immune-mediated disease, today announced the appointment of John K. Jenkins, MD to the Company’s Board of Directors. Prior to taking his current position as Principal, Drug and Biological Products, with Greenleaf Health, an FDA-focused, strategic regulatory consulting firm, Dr. Jenkins served as the Director of the Office of New Drugs (OND) at the U.S. Food and Drug Administration’s (FDA) Center for Drug Evaluation and Research (CDER) from 2002 to 2017, where he was responsible for supervising more than 1,000 agency employees and 19 product review divisions. During that time, Dr. Jenkins oversaw the review of thousands of new drug applications and biological licensing applications, as well as the approval of more than 400 new molecular entities. Dr. Jenkins also served as a member of the CDER Senior Leadership Team and was involved in broad FDA policy initiatives, including negotiation and implementation of the Prescription Drug User Fee and biosimilar programs.

“We are so very fortunate and honored to have Dr. Jenkins join the Provention board,” said Ashleigh Palmer, CEO of Provention Bio. “John’s unique and extensive regulatory leadership, experience and insights will be invaluable as our pipeline advances. We especially look forward to John’s strategic guidance and expert contributions as we advance teplizumab through the latter stages of regulatory review and potential approval, and transition Provention to a commercial organization. John’s appointment not only reinforces our commitment to ensure this corporate advancement is effectively governed at board level, it also clearly signals our strategic intent to take full advantage of teplizumab’s substantial potential lifecycle opportunities, including, if regulatory approval is received, working with the FDA on post-marketing label expansion which may include patients below eight years of age and potential redosing with the goal to indefinitely delay or prevent the onset of insulin-dependent type 1 diabetes in presymptomatic patients.”

“I am extremely pleased to have this opportunity to join Provention Bio at such an exciting time, as the Company shifts its focus to potential approval and commercialization of teplizumab and subsequent post-marketing phases of development. I’m especially impressed by the results of the recent “At Risk” TN-10 study showing that a single course of teplizumab significantly delayed the onset of insulin-dependent type 1 diabetes in pre-symptomatic patients by a median of approximately three years as compared to placebo. Provention has a unique opportunity to transform the type 1 diabetes treatment landscape, and I look forward to working with the board and leadership team to advance our shared mission to improve the lives of patients with type 1 diabetes, and other patients with serious autoimmune diseases,” said Dr. Jenkins.

Dr. Jenkins began his FDA career in 1992 as a medical officer in the Division of Oncology and Pulmonary Drug Products. He subsequently served as Pulmonary Medical Group Leader and Acting Division Director before being appointed as Director of the Division of Pulmonary Drug Products in 1995. He became the Director of the Office of Drug Evaluation II in 1999 and remained in that position until he was appointed Director of OND in 2002.

Dr. Jenkins is board certified in internal medicine and pulmonary diseases by the American Board of Internal Medicine. He received his medical degree from the University of Tennessee, Memphis and completed his post-graduate medical training in internal medicine, pulmonary diseases, and critical care medicine at Virginia Commonwealth University/Medical College of Virginia in Richmond.

About Provention Bio, Inc.:

Provention Bio, Inc. (Nasdaq: PRVB) is a biopharmaceutical company leveraging a transformational drug development strategy focused on the prevention or interception of immune-mediated disease. Provention’s mission is to source, transform and develop therapeutic candidates targeting the high morbidity, mortality and escalating costs of autoimmune diseases. Provention’s diversified portfolio includes teplizumab, a clinical-stage candidate that has been shown in a clinical study to delay the onset of insulin-dependent type 1 diabetes (T1D) in at-risk patients during the presymptomatic phase of the disease as compared to placebo. The Company’s portfolio includes additional clinical product development candidates that have demonstrated in pre-clinical or clinical studies proof-of-mechanism and/or proof-of-concept in other autoimmune diseases, including celiac disease and lupus.

Forward Looking Statements:

Certain statements in this press release are forward-looking, including but not limited to, statements relating to the Company’s studies, the potential health benefits of, potential regulatory approval of, potential initial label and expansion opportunities of, and potential commercial efforts and success of teplizumab and planned research and development efforts for the Company’s investigational product. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Provention’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to delays in, or failure to obtain FDA approvals or clearances and noncompliance with FDA regulations; the potential impacts of COVID-19 on our business and financial results; changes in law, regulations, or interpretations and enforcement of regulatory guidance; uncertainties of patent protection and litigation; dependence upon third parties; substantial competition; our need for additional financing and the risks listed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2019, our quarterly reports on form 10-Q, and any subsequent filings with the Securities and Exchange Commission. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

Investor Contact:

Sam Martin, Argot Partners

sam@argotpartners.com

212-600-1902

Media:

Lori Rosen, LDR Communications

lori@ldrcommunications.com

917-553-6808